STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 381 O(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: The Hirtle Callaghan Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name and business address of the Delaware Trustee of the Trust is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

3.	This Certificate of Amendment shall be effective upon the date of filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 25th day of April, 2006.

By
The Corporation Trust Company,
Delaware Trustee
Victor A. Duva, Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:17PM 04/25/2006
FILED 03:39 PM 04/25/2006
SRV 060382313—2462049 FILE